Exhibit 99.1

INmune Bio, Inc. Announces Company’s CSO Dr. Mark Lowdell to Co-Host the “NK Cells in Solid Tumors” Workshop at Innate Killer Summit

The Company also Plans on Sharing INKmune™ Patient Case Studies

Boca Raton, Florida, March 30, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (“INMB” or “the Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is pleased to announce the Company’s Chief Scientific Officer Dr. Lowdell will be leading a workshop on the role of natural killer (NK) cells in the treatment of solid tumors. The presentation, titled, “Challenges of NK Immunotherapy of Solid Tumors: Potentiation of intra-tumoral NK Function,” is part of the 7th Innate Killer Summit being held in San Diego from March 30 to April 1.

The Innate Killer Summit conference is widely viewed as one of the most important meetings in translational NK cell immunotherapy.

“NK cells are established as an important part of the anti-tumor immune response, but their clinical application has been difficult, especially in solid tumors,” said Dr. Lowdell, CSO of INmune Bio. “This workshop strives to understand why NK cell therapies fail in solid tumors and how we can improve the therapeutic response and practicality of NK therapeutics. Our aim is to make NK cells effective in the fight against cancer so patients will benefit.”

Prof. Lowdell has identified several of the problems to be discussed, and addressed:

●	What is the best way to deliver a cancer killing NK cell? The different strategies to deliver NK cell therapies include a complex mix of genetic engineering, cytokine use, ex-vivo processing and manufacturing. Complexity is a barrier to use. How do we improve the delivery of effective NK cell therapy to patients?

●	Persistence of NK cell killing is important for success – Short survival of NK therapeutics hampers efficacy. Are there ways to improve therapeutic persistence of tumor killing NK cells?

●	Why is the therapeutic response to NK therapies suboptimal in solid tumors? The hostile biology of the tumor micro-environment (TME) in solid tumors affects the activity of NK cells in many ways. Identifying and overcoming barriers to NK function in the TME will improve the chance of success.

●	Logistics and delivery: NK cell therapies must balance therapeutic value with practicality and access. The manufacture, storage, and delivery of NK cell therapeutics can be complex. Strategies to simplify these steps will speed adoption of these therapies by the medical community.

Mark Lowdell will further discuss INKmune™ Patient Case Studies:

Since the last Innate Killer Summit, INmune has treated three patients with INKmune™ and will share these results with the NK community at the conference. The first MDS patient, a 74-year-old man, remains stable 9 months after therapy. Updated results at the lowest dose cohort of INKmune treatment at day 119 show:

●	NO side effects – NO evidence of alloresponse to INKmune™

●	Evidence of disease control and maintenance of MRD after 3 doses

●	Improved BM function – No G-CSF / Platelet independent

●	Improved ECOG score from 2 to 0

●	Production of tumor killing memory like NK cells

●	Persistence of activated NK cells in blood to Day 119 at least

A 21-year-old female with relapsed AML and mixed chimerism after stem cell transplant reestablished 100% donor chimerism after INKmune™ therapy. She remains under close observation as an out-patient more than 6 months after INKmune™ therapy. The third patient, a young man with AML who failed two transplants remains desperately ill. “The Innate Killer Summit is the best place to share our data and discuss our pre-clinical and clinical results with the community of scientists developing NK-based immunotherapies”, said Dr Lowdell.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trials to determine if it can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment resistant depression (XProTM). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(301) 452-7890

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